Exhibit 15.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Valeant Pharmaceuticals International:
We have reviewed the accompanying consolidated condensed balance sheet of Valeant Pharmaceuticals International and its subsidiaries as of September 30, 2007, and the related consolidated condensed statements of operations and consolidated condensed statements of comprehensive income for each of the three and nine month periods ended September 30, 2007 and 2006 and the consolidated condensed statement of cash flows for nine month periods ended September 30, 2007 and 2006. These interim financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated condensed interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of operations, of stockholder’s equity, and of cash flows for the year then ended (not presented herein), and in our report dated March 1, 2007 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated condensed balance sheet information as of December 31, 2006, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.
PricewaterhouseCoopers LLP
Orange County, California
November 8, 2007